EXHIBIT 53

                            JOINT PRESS RELEASE FROM
                            ------------------------
                        PIRELLI & C. SPA AND PIRELLI SPA
                        --------------------------------



 o          MERGER OF PIRELLI & C. LUXEMBOURG SPA AND PIRELLI SPA

                      INTO PIRELLI & C. SPA EXPECTED TO BE

                       EFFECTIVE STARTING AUGUST 4TH 2003



Milan, 29 July 2003 - Pirelli informs that the DEED OF MERGER of Pirelli & C. Luxembourg SpA and Pirelli SpA into Pirelli & C. SpA is forecast TO BE EXECUTED next JULY 31ST.

It's also forecast that the Deed of Merger will be enrolled in Milan's Register of Firms ("Registro delle Imprese") on August 1st and that the merger will be effective starting AUGUST 4TH 2003, with the extinction of merged companies and the cancellation of Pirelli SpA's both ordinary and saving shares from Italian Stock Exchange.

Should the above described hypothesis take place and neither "Warrant Mediocredito Lombardo-Azioni Ordinarie Pirelli SpA" nor stock option will be exercised before July 31st 2003, the value of new share capital of Pirelli & C. SpA will be 1,799,399,399.20 EUROS, being composed by 3,460,383,460 shares with a par value of 0.52 euros; of these, 3,325,619,031 ordinary shares and 134,764,429 non convertible saving shares.

                                      * * *

          Pirelli Press Office: Tel. +39 02 85354270 - www.pirelli.com